Exhibit 99.1

KLDiscovery Inc. Reports 3Q Financial Results

Annualized Revenue Run Rate Grows to $325 Million

McLEAN, Va.— November 11, 2021 —   KLDiscovery Inc. (“KLDiscovery”, “KLD” or the “Company”), a leading provider of global electronic discovery, information governance and data recovery technology solutions, announced today that revenue for the third quarter ended September 30, 2021 was $81.1 million versus $72.3 million in the third quarter of 2020, an increase of 12% year-over-year.

Net loss for the third quarter of 2021 was $(29.5) million and includes an impairment charge for an intangible asset of $(22.5) million. EBITDA for the third quarter of 2021 was $14.7 million versus $12.3 million in the third quarter of 2020, a 20% increase over the third quarter of 2020. Adjusted EBITDA (which excludes stock-based compensation, change in fair value of warrants, acquisition financing, transaction costs and other items as described below) for the third quarter of 2021 was $16.8 million compared to $16.7 million in the third quarter of 2020. Reconciliations of EBITDA and Adjusted EBITDA to their most comparable GAAP measure are shown in detail below, along with definitions for those terms.

“We continued our year of delivering strong financial results in the third quarter of 2021,” said Christopher Weiler, CEO of KLDiscovery Inc. “Revenue for the third quarter was up 12% year-over-year. During the first three quarters of 2021, we generated our highest three-quarter revenue total in company history. With over $81 million in revenue during each of the past two quarters, our revenue run rate has accelerated to over $325 million on an annualized basis, with the increased adoption of our Nebula ecosystem contributing to this growth. We intend to continue to further increase Nebula growth throughout the remainder of 2021 and beyond with increased investment in R&D and additional dedicated sales force resources. In the third quarter 2021, our net loss was $(29.5) million and includes an impairment charge for an intangible asset of $(22.5) million. In the third quarter of 2021 we had a 20% increase in EBITDA year-over-year. We ended the third quarter of 2021 with $41.8 million in cash and cash equivalents and nothing drawn on our $40 million revolving credit facility.”

Mr. Weiler continued, “We have been building momentum in our business every quarter over the past 12 months. As the economy continues its recovery from the depths of the pandemic, we continue to solve complex legal, regulatory and data challenges for our clients around the world by leveraging our proprietary software and innovative technology-based solutions which are enhanced by our unparalleled customer service. Our investments and human capital commitment to Nebula are resulting in accelerated growth of sales and usage.”

2020-2021 Quarterly Results

	2020 (unaudited)				2021 (unaudited)
	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Revenue	78.3	64.4	72.3	74.6	75.5	81.7	81.1
Net loss	(12.5)	(14.9)	(12.7)	(9.8)	(14.9)	(8.9)	(29.5)

Net loss per share (basic and diluted)	$(0.29)	$(0.35)	$(0.30)	$(0.23)	$(0.35)	$(0.21)	$(0.69)
Weighted average outstanding shares (basic and diluted)	42.5	42.5	42.5	42.5	42.6	42.6	42.6

EBITDA	12.5	10.4	12.3	14.3	15.1	13.7	14.7
Adjusted EBITDA	15.0	12.2	16.7	19.4	15.4	17.7	16.8
(in millions except per share data)

Earnings Conference Call

Management will conduct a conference call at 8:30 AM ET on Friday, November 12, 2021 to discuss results for the third quarter of 2021. The audio portion of the conference call will be broadcast live over the Internet in the Investors section of KLDiscovery's website https://investors.kldiscovery.com.

To join the conference call by telephone, please register via the following link:

https://conferencingportals.com/event/OpzKpVWo

Once registered, you will receive an email with Direct Entry and Registrant ID along with dial-in details. An audio recording of the conference call will be available for replay shortly after the call's completion and will remain available for two weeks following the call. To access the recorded conference call, please dial (800) 770-2030 (from the U.S. and Canada) or (647) 362-9199 (from all other countries) using access code 55139 visit the Investors section of the KLDiscovery website at https://investors.kldiscovery.com/

KLDiscovery Inc.
Condensed Consolidated Statements of Comprehensive Loss
(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(unaudited)		(unaudited)
Revenues	$81,122	$72,301	$238,222	$214,953
Cost of revenues	41,852	37,738	120,161	111,472
Gross profit	39,270	34,563	118,061	103,481

Operating expenses
General and administrative	14,353	14,281	46,366	42,534
Research and development	2,770	1,828	7,341	5,134
Sales and marketing	9,765	9,155	29,338	29,460
Impairment of intangible asset	22,529	-	22,529
Depreciation and amortization	7,512	9,234	22,636	27,135
Total operating expenses	56,929	34,498	128,210	104,263

Income (loss) from operations	(17,659)	65	(10,149)	(782)

Other (income) expenses
Other (income) expense	(15)	11	10	102
Change in fair value of Private Warrants	64	-	(1,651)	-
Interest expense	12,792	12,371	37,584	38,303
Loss on debt extinguishment	-	-	7,257	-
Loss before income taxes	(30,500)	(12,317)	(53,349)	(39,187)
Income tax (benefit) provision	(969)	390	(97)	964

Net loss	$(29,531)	$(12,707)	$(53,252)	$(40,151)

Other comprehensive income (loss), net of tax
Foreign currency translation	(1,812)	2,242	(3,559)	547
Total other comprehensive income (loss), net of tax	(1,812)	2,242	(3,559)	547
Comprehensive loss	$(31,343)	$(10,465)	$(56,811)	$(39,604)

Net loss per share - basic and diluted	$(0.69)	$(0.30)	$(1.25)	$(0.94)

Weighted average shares outstanding - basic and diluted	42,637,315	42,529,017	42,577,128	42,529,017

•

In Q1 2021, the Company determined that the 6,350,000 private warrants issued in connection with the consummation of the business combination in December 2019 between Pivotal Acquisition Corp. and LD Topco, Inc. (the “Business Combination”) which were originally accounted for using equity accounting, should be accounted for using liability accounting in accordance with Accounting Standard Codification ASC 815-40, Derivatives and Hedging: Contracts on an Entity's Own Equity. The Company corrected this error in Q1 2021 and now measures these warrant liabilities at fair value on a recurring basis, with changes in fair value presented within change in fair value of private warrants in the Consolidated Statement of Comprehensive Loss.

•

In Q3, we negotiated for the termination of use of our license for the Kroll Ontrack and Kroll Discovery tradenames and executed the final agreements in October 2021. This significant change was a triggering event which resulted in an evaluation of impairment on our Kroll Ontrack and Kroll Discovery tradenames capitalized as part of our 2016 Kroll Ontrack acquisition. Upon analysis, the tradenames were deemed to be impaired and we recorded an impairment charge of approximately $22.5M in the third quarter of 2021.

Reconciliation of Non-GAAP Financial Matters
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net loss	$(29,531)	$(12,707)	$(53,252)	$(40,151)
Interest expense	12,792	12,371	37,584	38,303
Income tax (benefit) provision	(969)	390	(97)	964
Extinguishment of debt	—	—	7,257	—
Impairment of intangible asset	22,529		22,529	—
Depreciation and amortization expense	9,850	12,246	29,400	36,063
EBITDA	$14,671	$12,300	$43,421	$35,179
Acquisition, financing and transaction costs	528	1,290	2,545	1,580
Strategic initiatives:
Sign-on bonus amortization	—	—	—	188
Non-recoverable draw	—	—	—	304
Total strategic initiatives	—	—	—	492
Stock compensation and other	1,058	974	3,165	2,724
Change in fair value of Private Warrants	64	—	(1,651)	—
Restructuring costs	(14)	1,581	1,019	2,299
Systems establishment	453	521	1,370	1,567
Adjusted EBITDA	$16,760	$16,666	$49,869	$43,841

We define EBITDA as net income (loss) plus interest (income) expense, income tax expense (benefit), extinguishment of debt, and depreciation and amortization, and impairment of intangible assets. We view adjusted EBITDA as an operating performance measure and as such, we believe that the most directly comparable U.S. GAAP financial measure is net loss. In calculating adjusted EBITDA, we exclude from net loss certain items that we believe are not reflective of our ongoing business as the exclusion of these items allows us to provide additional analysis of the financial components of the day-to-day operation of our business. We have outlined below the type and scope of these exclusions:

•

Acquisition, financing and transaction costs include earn-out valuation changes, rating agency fees, letter of credit and revolving facility fees, as well as professional service fees and direct expenses related to acquisitions.

•	Strategic initiatives include the costs resulting from pursuing strategic business opportunities.
•	Stock compensation & other includes consulting fees and expenses related to the Company’s stock compensation plan.
•	Change in fair value of warrants relates to changes in the fair market value of the private warrants issued in conjunction with the Business Combination.
•

Restructuring costs include non-ordinary course costs incurred in connection with a change in a contract or a change in the makeup of our personnel, often related to an acquisition, such as severance payments, recruiting fees and retention charges.

•

Systems establishment costs relate to non-ordinary course expenses incurred to develop our IT infrastructure, including expenses related to IT infrastructure build-out, system automation and ERP implementation.

KLDiscovery Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30, 2021	December 31, 2020
	(Unaudited)
Current assets
Cash and cash equivalents	$41,786	$51,201
Accounts receivable, net of allowance
for doubtful accounts of $10,339 and $8,513, respectively	97,551	83,985
Prepaid expenses	12,084	7,175
Other current assets	950	709
Total current assets	152,371	143,070
Property and equipment
Computer software and hardware	75,288	72,211
Leasehold improvements	27,182	27,271
Furniture, fixtures and other equipment	3,059	3,365
Accumulated depreciation	(83,966)	(77,697)
Property and equipment, net	21,563	25,150
Intangible assets, net	71,558	109,733
Goodwill	396,479	399,085
Other assets	2,781	2,708
Total assets	$644,752	$679,746
Current liabilities
Current portion of long-term debt, net	$3,000	$10,948
Accounts payable and accrued expense	35,398	33,504
Current portion of contingent consideration	970	695
Deferred revenue	3,881	3,955
Total current liabilities	43,249	49,102
Long-term debt, net	499,183	472,600
Deferred tax liabilities	6,769	7,335
Other liabilities	10,839	8,488
Total liabilities	560,040	537,525
Commitments and contingencies
Stockholders' equity
Common stock
$0.0001 par value, - 200,000,000 shares authorized, 42,637,315 and 42,529,017 issued and outstanding as of September 30, 2021 and December 31, 2020, respectively.	4	4
Preferred Stock
$0.0001 par value, 1,000,000 shares authorized, zero shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	384,689	385,387
Accumulated deficit	(308,676)	(255,424)
Accumulated other comprehensive income	8,695	12,254
Total stockholders' equity	84,712	142,221
Total liabilities and stockholders' equity	$644,752	$679,746

KLDiscovery Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	For The Nine Months Ended September 30,
	2021	2020
Operating activities
Net loss	$(53,252)	$(40,151)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	29,400	36,063
Non-cash interest	14,240	14,360
Loss on extinguishment of debt	7,257	-
Stock-based compensation	2,998	2,552
Provision for losses on accounts receivable	2,640	3,059
Deferred income taxes	(567)	418
Change in fair value of contingent consideration	49	80
Change in fair value of Private Warrants	(1,651)	—
Impairment of intangible asset	22,529	—
Changes in operating assets and liabilities:
Accounts receivable	(16,477)	8,365
Prepaid expenses and other assets	(6,464)	(3,338)
Accounts payable and accrued expenses	(668)	4,734
Deferred revenue	(27)	(835)
Net cash provided by operating activities	7	25,307
Investing activities
Acquisitions, net of cash acquired	—	(3,124)
Purchases of property and equipment	(9,708)	(8,377)
Net cash used in investing activities	(9,708)	(11,501)
Financing activities
Issuance of common stock	38	—
Revolving credit facility - draws	—	29,000
Revolving credit facility - repayments	—	(29,000)
Payments for capital lease obligations	(846)	(688)
Debt acquisition costs	(2,031)	—
Proceeds long-term debt, net of original issue discount	294,000	—
Retirement of debt	(289,000)	—
Payments on long-term debt	(1,500)	(12,750)
Net cash provided by (used in) financing activities	661	(13,438)

Effect of foreign exchange rates	(375)	63
Net (decrease) increase in cash	(9,415)	431
Cash at beginning of period	51,201	43,407
Cash at end of period	$41,786	$43,838

Supplemental disclosure:
Cash paid for interest	$21,184	$24,857
Income tax refunds	$157	$311
Significant non-cash investing and financing activities
Purchases of property and equipment in accounts payable and accrued expenses on the consolidated balance sheets	$297	$21

Investor Contacts:

Dawn Wilson

(703) 520-1498

dawn.wilson@kldiscovery.com

Richard Simonelli

(202) 450-9516

richard.simonelli@kldiscovery.com

Media Contact:
Krystina Jones
(888) 811-3789
krystina.jones@kldiscovery.com

About KLDiscovery

KLDiscovery provides technology solutions to help law firms, corporations and consumers solve complex data challenges. The company has 32 locations, 9 data centers and 17 data recovery labs across 19 countries and is a global leader in delivering best-in-class eDiscovery, information governance and data recovery solutions to support the litigation, regulatory compliance, internal investigation and data recovery and management needs of our clients. Serving clients for over 30 years, KLDiscovery offers data collection and forensic investigation, early case assessment, electronic discovery and data processing, application software and data hosting for web-based document reviews, and managed document review services. In addition, through its global Ontrack Data Recovery business, KLDiscovery delivers world-class data recovery, email extraction and restoration, data destruction and tape management. KLDiscovery has been recognized as one of the fastest growing companies in North America by both Inc. Magazine (Inc. 5000) and Deloitte (Deloitte's Technology Fast 500) and CEO Chris Weiler was recognized as a 2014 Ernst & Young Entrepreneur of the Year™. Additionally, KLDiscovery is a Relativity Certified Partner and maintains ISO/IEC 27001 Certified data centers around the world. For more information, please email info@kldiscovery.com or visit www.kldiscovery.com.

This press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934 and the United States Private Securities Litigation Reform Act of 1995. All statements contained in this press release other than statements of historical facts, including, without limitation, statements regarding KLDiscovery’s future financial and business performance and KLDiscovery’s plans and expectations regarding Nebula’s growth, are forward-looking statements. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside KLDiscovery’s management’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: KLDiscovery’s potential failure to comply with privacy and information security regulations governing the client datasets it processes and stores; the outbreak of disease or similar public health threat, such as COVID-19; risks relating to market acceptance of KLDiscovery’s solutions, including Nebula; KLDiscovery’s ability to effectively compete in highly competitive markets, and potential adverse effects of this competition; risk of decreased revenues due to pricing pressure or if KLDiscovery does not adapt to evolving pricing models; the ability to deliver products and services following a disaster or business continuity event; potential disruption of KLDiscovery’s products, offerings, website and networks; the ability to attract, motivate and retain qualified employees, including members of KLDiscovery’s senior management team; the ability to maintain a high level of client service and expand operations;

potential issues with KLDiscovery’s product offerings that could cause legal exposure, reputational damage and an inability to deliver services; KLDiscovery’s ability to develop new products, improve existing products and adapt its business model to keep pace with industry trends; risk that KLDiscovery’s products and services fail to interoperate with third-party systems; potential unavailability of third-party technology that KLDiscovery uses in its products and services; risks related to acquisitions; difficulties resulting from KLDiscovery’s implementation of new consolidated business systems; the ability to comply with various trade restrictions, such as sanctions and export controls, resulting from KLDiscovery’s international operations; potential intellectual property infringement claims; and KLDiscovery’s substantial indebtedness. These risks and other factors discussed in the “Risk Factors” section of KLDiscovery’s Annual Report on Form 10-K filed with the Securities Exchange Commission (“SEC”) and any other reports KLDiscovery files with the SEC could cause actual results to differ materially from those expressed or implied by forward-looking statements made by KLDiscovery or on our behalf.

Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.  All statements speak only as of the date made, and unless legally required, KLDiscovery undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

In addition to providing financial measurements based on accounting principles generally accepted in the United States of America (“GAAP”), this earnings press release includes additional financial measures that are not prepared in accordance with GAAP (“non-GAAP”), including EBTIDA, Adjusted EBITDA and net loss adjusted for an impairment charge. Our management believes that these measures are relevant and provide useful supplemental information to investors by providing a baseline for evaluation and comparing our operating performance against that of other companies in our industry.

We believe these non-GAAP financial measures reflect our ongoing operating performance because the isolation of non-cash charges, such as amortization and depreciation, and other items, such as interest, income taxes, equity compensation, acquisition and transaction costs, restructuring costs, systems establishment and costs associated with strategic initiatives which are incurred outside the ordinary course of our business, provides information about our cost structure and helps us to track our operating progress. We encourage investors and potential investors to carefully review the GAAP financial information and compare them with our net loss adjusted for an impairment charge, EBITDA and adjusted EBITDA. The non-GAAP financial measures that we use may not be comparable to similarly titled measures reported by other companies and in the future, we may disclose different non-GAAP financial measures in order to help our investors meaningfully evaluate and compare our results of operations to our previously reported results of operations or to those of other companies in our industry.

Adjusted EBITDA

We define EBITDA as net income (loss) plus interest (income) expense, income tax expense (benefit), extinguishment of debt, depreciation and amortization and impairment of intangible assets. We view adjusted EBITDA as our operating performance measure and as such, we believe that the most directly comparable GAAP financial measure is net loss. In calculating adjusted EBITDA, we exclude from net loss certain items that we believe are not reflective of our ongoing business and exclusion of these items allows us to provide additional analysis of the financial components of the day-to-day operation of our business. We have outlined below the type and scope of these exclusions:

•

Acquisition, financing and transaction costs generally represented by non-ordinary course earn-out valuation changes, rating agency fees, letter of credit and revolving facility fees, as well as professional service fees and direct expenses related to acquisitions. Because we do not acquire businesses on a predictable cycle, we do not consider the amount of acquisition- and integration-related costs to be a representative component of the day-to-day operating performance of our business.

•

Strategic initiatives expenses relate to costs resulting from pursuing strategic business opportunities. We do not consider the amounts to be representative of the day-to-day operating performance of our business.

•

Stock compensation and other primarily represents consulting fees and portion of compensation paid to our employees and executives through stock-based instruments. Determining the fair value of the stock-based instruments involves a high degree of judgment and estimation and the expenses recorded may not align with the actual value realized upon the future exercise or termination of the related stock-based awards. Therefore, we believe it is useful to exclude stock-based compensation to better understand the long-term performance of our core business.

•

Change in fair value of warrants relates to changes in the fair market value of the private warrants issued in conjunction with the Business Combination. We do not consider the amount to be representative of a component of the day-to-day operating performance of our business.

•

Restructuring costs generally represent non-ordinary course costs incurred in connection with a change in a contract or a change in the makeup of our personnel often related to an acquisition. We do not consider the amount of restructuring costs to be a representative component of the day-to-day operating performance of our business.

•

Systems establishment costs relate to non-ordinary course expenses incurred to develop our IT infrastructure, including system automation and enterprise resource planning system implementation. We do not consider the amount to be representative of a component of the day-to-day operating performance of our business.